Exhibit 99.12

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2015

MAVENIR SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001- 36171	61-1489105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1700 International Parkway, Suite 200

Richardson, Texas 75081

(Address of principal executive offices, including zip code)

(469) 916-4393

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On April 10, 2015, Mavenir Systems, Inc. issued a press release announcing certain Mavenir preliminary financial results for the first quarter of 2015 and updated guidance for the fiscal year ending December 31, 2015. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this current report on Form 8-K and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated April 10, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAVENIR SYSTEMS, INC.

Date: April 10, 2015	By:	/s/ Terry Hungle
Name: Terry Hungle
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated April 10, 2015

Exhibit 99.1

Mavenir Systems® Provides Preliminary First Quarter Financial Results

Richardson, TX – April 10, 2015 – Mavenir Systems (NYSE: MVNR) today provided a corporate update, as follows:

•	First quarter 2015 revenue expected to be in the range of $27.0 million to $28.5 million

•	Non-GAAP EPS to be in the range of $(0.47) to $(0.41)

•	First quarter bookings up 31% Year-over-Year, resulting in $100 million bookings backlog entering into the second quarter

•	Reconfirming previously announced guidance for the Full Year 2015

•	Announcement of 2015 First Quarter Financial Results Conference call on May 11th, 2015

Preliminary Financial Results for the First Quarter of 2015

Based on preliminary results, for the three months ended March 31, 2015, the company now expects first quarter revenues to be in the range of $27.0 million to $28.5 million, below Mavenir’s previously announced guidance range of $39.0 million to $41.0 million. The revenue shortfall is primarily the result of shifts in projects with existing purchase orders, specifically:

•	Projects where acceptances were delayed as customers moved their VoLTE network launch timelines

•	Projects where acceptance was delayed due to the announcement of the pending acquisition of Mavenir by Mitel Networks Corporation

Additionally, impact from foreign exchange rates was a negative factor.

The shortfall in revenue results in non-GAAP gross profit margin percentages in the range of 50% to 53% which is also below the guidance range of 60% to 62%.

Non-GAAP operating loss is expected to be between ($12.5) million and ($10.5) million, also below the previously announced guidance of a non-GAAP loss in the range of $(4.0) million to $(2.3) million.

This is expected to result in non-GAAP basic earnings per share between $(0.47) to $(0.41), which is below the previously announced guidance range of $(0.17) to $(0.12).

First quarter bookings represent an increase of 31% over first quarter of 2014. Mavenir had over $100 million of bookings backlog entering into the second quarter.

“While disappointing, our performance in the first quarter was largely impacted by a shift in the timing of operator launches in Europe and timing issues associated with the pending acquisition of Mavenir,” said Pardeep Kohli, Mavenir President and Chief Executive Officer. “The delayed projects are primarily with customers where Mavenir has established customer purchase orders. We remain encouraged by ongoing and strong customer roll-outs, including the recent launches by Vodafone Germany of Europe’s first VoLTE and EE (Everything Everywhere) of Wi-Fi Calling.”

In the first quarter, Mavenir also added 2 new customers for its 4G solutions in the key markets of Latin America and Asia Pacific.

The preliminary financial results in this press release reflect management’s estimates based solely upon information currently available and are subject to the completion of Mavenir’s quarter-end financial closing procedures. These preliminary financial results are not a comprehensive statement of the company’s financial results for the three months ended March 31, 2015, and should not be considered a substitute for Mavenir’s unaudited financial statements for the three months ended March 31, 2015, once they become available. Actual results may vary materially from these estimated ranges based on a number of factors, and investors should not place undue reliance upon these preliminary estimates.

Full Year 2015 Guidance

Project delays experienced in first quarter of 2015 are expected be resolved in 2015. As a result, the company is re-confirming previously announced guidance for the Full Year 2015.

•	Revenue is expected to range from $185.0 million to $195.0 million.

•	Non-GAAP gross margin to range from 62.0% to 65.0%.

•	Non-GAAP operating income to range from $13.0 million to $16.0 million.

•	Non-GAAP basic earnings per share to range from $0.28 to $0.36 (based on a forecasted, weighted-average number of shares outstanding of 29,333,502).

Announcement of 2015 First Quarter Financial Results Conference Call

The company will hold a conference call after market close on Monday, May 11th, 2015 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its 2015 First Quarter Financial Results.

The conference telephone number for the earnings call is (855) 302-8830 or (330) 871-6073 (international) with ID# 26035069.

This call will be webcast and can be accessed via Mavenir Systems’ Investor Relations website at http://investor.mavenir.com. A replay will be available following the call on Mavenir Systems’ Investor Relations website and for one week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID# 26035069.

Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, Mavenir discloses non-GAAP gross profit margin, non-GAAP operating loss and non-GAAP basic earnings per share, which are non-GAAP financial measures, as supplemental measures, and other measures. These measures are used by management to evaluate our business and management believes these measures may help investors evaluate the Company’s fundamental operational performance. Management believes these non-GAAP measures facilitate operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures, tax position, depreciation, amortization, stock-based compensation expense and certain other expenses. These measures are not measures of our financial performance under U.S. GAAP and should not be considered in isolation or a substitute for net loss, operating loss or other performance measures as determined in accordance with U.S. GAAP. These measures should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP when they are available.

In determining our preliminary results for the first quarter of 2015 and our 2015 financial guidance set forth in “Preliminary Financial Results for the First Quarter of 2015” and “Full Year 2015 Guidance,” we have chosen to use non-GAAP measures for all metrics other than revenue. The non-GAAP metrics exclude the effects of depreciation, amortization, foreign exchange gains or losses, stock-based compensation, interest and taxes, as adjusted for uncertain tax positions component, and non-recurring acquisition and restructuring costs. The effects of these items are difficult to forecast in advance as they relate to future foreign exchange rates and future stock prices, which are subject to external factors that are difficult to predict. As a result, Mavenir does not give guidance on GAAP metrics other than revenue.

Forward-Looking Statements

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the company’s preliminary estimates of its first quarter 2015 financial results under “Preliminary

Financial Results for the First Quarter of 2015” and the statements under “Full Year 2015 Guidance” above. Forward-looking statements can generally be identified by words such as “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “target,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects, although not all forward-looking statements contain these identifying words. These forward-looking statements represent management’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Mavenir to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on these forward-looking statements.

Factors that could cause actual results to differ materially from those indicated by the forward-looking statements include risks regarding the timing of the adoption of 4G by mobile service providers around the world; mobile service providers’ investment in next-generation communications technology; our ability to sell solutions to mobile service providers, particularly those serving large numbers of customers; the length and variability of the sales cycles for our solutions; actions taken by our competitors; our ability to negotiate acceptable financial terms with our mobile service provider customers; the performance of our solutions when implemented in mobile service provider networks; management’s ability to accurately forecast Mavenir’s financial results; the timing of revenues and the application of complex revenue recognition rules to such revenues; the results of our quarter-end closing procedures; the timing of the completion of our announced acquisition by Mitel Networks Corporation, including the parties’ ability to satisfy the conditions to the closing of Mitel’s announced exchange offer for our outstanding common stock and the subsequent merger of Mavenir into a wholly-owned subsidiary of Mitel; the possibility of the termination of Mavenir’s merger agreement with Mitel; the effects of disruption caused by the planned acquisition making it more difficult to maintain relationships with employees, customers, channel partners and other strategic partners; the risk that stockholder litigation in connection with our announced acquisition by Mitel may result in significant delays or costs of defense, indemnification and liability; and other factors described in our filings with the Securities and Exchange Commission, including under the caption “Risk Factors” and elsewhere in our annual reports on Form 10-K and quarterly reports on Form 10-Q. There is no assurance that Mavenir’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Mavenir’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. The statements in this press release are made as of the date of this press release, even though this press release is made available on Mavenir’s website or otherwise. Mavenir does not assume any obligation to update the forward-looking statements provided herein to reflect events that occur or circumstances that exist after the date on which the forward-looking statements were made, except as required by law.

About Mavenir:

Mavenir Systems (NYSE: MVNR) provides software-based networking solutions that enable mobile service providers to deliver next generation services over 4G LTE networks. Mavenir™ has a fully virtualized end to end portfolio of Voice/Video, Messaging and Mobile Core products that include IP Multimedia Subsystem (IMS), Evolved Packet Core (EPC) and Session Border Controller (SBC). Mavenir’s solutions, based on the award-winning mOne® software platform, leverage NFV and SDN technologies for deployments on cloud-based infrastructure.

© 2015 Mavenir Systems, Inc. All rights reserved.

Mavenir Systems®, mOne®, AirMessenger®, Mavenir™, mStore™, mCloud™, and Transforming Mobile Networks™ are trademarks of Mavenir Systems, Inc.

Contact:

Financial/Media

Maryvonne Tubb

469.916.4393

ir@mavenir.com